Exhibit 8

April 17, 2000

Arrow Financial Corporation

250 Glen Street

Glens Falls, NY 12801

Re: Arrow Capital Trust I

Exchange of 9.50% Series A Capital

Securities for 9.50% Series B

Capital Securities

Ladies and Gentlemen:

We refer to the offering memorandum (the "Offering Memorandum") dated December 10, 1999, relating to the offering and sale of 5,000 9.50 % Series A capital securities (liquidation amount $1,000 per security) (the "Series A Capital Securities"), representing preferred beneficial interests in the assets of Arrow Capital Trust I (the "Trust") and to the Form S-4 Registration Statement under the Securities Act of 1933 (the "Registration Statement") dated April 17, 2000, relating to the exchange of all of some portion of the outstanding Series A Capital Securities issued pursuant to the Offering Memorandum for 9.50% Series B capital securities (liquidation amount $1,000 per security) (the "Series B Capital Securities").

For the purposes of rendering this opinion, we have reviewed and relied upon the Offering Memorandum and the Registration Statement and such other documents and instruments as we deemed necessary for the rendering of this opinion. In our examination of relevant documents, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of the originals of such latter documents, and the accuracy and completeness of all corporate and other records made available to us by Arrow Financial Corporation (the "Company") and the Trust.

Based solely upon our review of such documents, and upon such information as the Company has provided to us (which we have not attempted to verify in any respect), in reliance upon such documents and information, the portion of the Registration Statement under the caption "Certain Federal Income Tax Consequences" fairly summarizes the material federal income tax consequences described therein.

Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements, published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Sincerely,

STINSON, MAG & FIZZELL, P.C.

/s/ STINSON, MAG & FIZZELL, P.C.

Arrow Financial Corporation

April 18, 2000

Exhibit 8

Arrow Financial Corporation

April 17, 2000